EXHIBIT 99.2
Sarah Zaozirny Director - Investor Relations

Investor Update	Issue Date:	January 20, 2004

This report contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in our 2002 10-K/A and our other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to achieve the pre-tax benefits from the revenue-generating and cost-reducing initiatives discussed previously, some of which will depend, among other matters, on customer acceptance and competitor actions. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.
Current News

Fourth Quarter 2003 Results: Today Continental reported fourth quarter net income of $47 million ($0.67 diluted earnings per share). These results include additional net income of $85 million relating to special items as outlined in the table below. Excluding these items, Continental would have reported a net loss of $38 million for the fourth quarter or a loss per share of $0.58.

Debt and Capital Leases: At year-end 2003 our total Debt and Capital Leases were $6.0 billion, of which $5.7 billion is debt. Of the $5.7 billion in debt, $397 million is current.

2004 Non-Cash Pension Expense Estimate: $280 million

Continental/Delta Alliance: Our alliance with Delta is ramping up quicker than anticipated and delivering benefits in excess of our original estimates. We estimate that the incremental contribution from the Delta alliance for 2003 was approximately $30M.

Summary of Special Items	4th Qtr 2003
(in millions except per share data)	Net Income/(Loss)

GAAP Income/(Loss)
Items Excluded (After Tax):
  Gain on Hotwire and Orbitz investments, net
  Revenue adjustment for change in expected redemption     of frequent flyer mileage credits sold
  Lease exit costs for permanently grounded MD-80     aircraft
Non-GAAP Income/(Loss)

Shares Used for Computation:

Earnings (Loss) per Share excluding above items

$ 47 83 15 (13) $ (38) 65.7 $(0.58)

Tax Sharing Agreement with ExpressJet Holding, Inc.
In conjunction with the IPO of ExpressJet, we entered into a tax-sharing agreement whereby ExpressJet will make payments to us for tax savings it may realize over a period of fifteen years attributable to certain deductions generated as a result of the structuring of its IPO. Due to the uncertainty of realization, payments received from ExpressJet are not recorded as income until received. In the fourth quarter, Continental received $17 million related to this agreement, which is included in Other Non-Operating Income or Loss on the Income Statement. Continental expects to receive approximately $40 million in 2004 and $20 million in 2005 related to the agreement.

Targeted Cash Balance

Continental ended the year 2003 with a cash and short-term investments balance of approximately $1.6 billion, including $170 million of restricted cash. Continental anticipates ending the first quarter 2004 with a cash and short-term investments balance of approximately $1.5 billion, including approximately $175 million of restricted cash.

Advanced Bookings - Six Week Outlook

Domestic bookings through February are running a point or so behind last year on about the same capacity. Despite the slight booking weakness, we expect load factors will continue to be strong, most likely in the range of 1-2 pts higher than last year in January and February. We still continue to see negative pressure on yields. Domestic yields for January and February are likely to be down slightly. March yields should be slightly up versus March 2003 which was negatively impacted by the beginning of war in Iraq. For the quarter we expect domestic yields to be about flat.

All the international regions are booked ahead or are expected to finish ahead of last year for most weeks and we expect first quarter load factors in the Transatlantic, Pacific and Latin regions to be up significantly year-over-year as last year which was negatively impacted by the countdown to, and beginning of, the war in Iraq.

2004 Estimated Year-over-Year %Change
ASMs	1st Qtr.(E)	2nd Qtr.(E)	3rd Qtr.(E)	4th Qtr.(E)	Full Year(E)
Domestic Latin America Transatlantic Pacific Total Mainline System Regional	6.0% 8.0% 3.0% 5.0% 6.0% 35.5%	5.0% 9.5% 30.0% 24.0% 11.0% 26.0%	2.0% 11.0% 19.5% 3.0% 6.5% 20.0%	(1.0)% 7.5% 14.5% 1.0% 3.0% 17.5%	3.0% 9.0% 17.0% 7.5% 6.5% 24.0%

2004 Estimate
Load Factor	1st Qtr.(E)	Full Year(E)
Continental Regional	73 - 74% 64 - 65%	76 - 77% 71 - 72%

2004 Estimate (cents)
Mainline Operating Statistics	1st Qtr.(E)	Full Year(E)
CASM CASM Ex-Mainline Fuel	9.58 - 9.63 8.01 - 8.06	9.30 - 9.35 7.84 -7.89

2004 Estimate (cents)
Consolidated Operating Statistics	1st Qtr.(E)	Full Year(E)
CASM CASM Ex- Mainline and Regional Fuel	10.42 - 10.47 8.76 - 8.81	10.14 - 10.19 8.58 - 8.63

2004 Estimate
Fuel Gallons Consumed	1st Qtr.(E)	Full Year(E)
Mainline Regional Fuel Price (excluding fuel taxes)	320 Million 60 Million $0.99 - $1.01	1,320 Million 265 Million $0.91 - $0.95
Fuel Hedges
No fuel hedges currently in place
2004 Estimated Amounts ($Millions)
Selected Expense Amounts	1st Qtr.(E)	Full Year(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$220 $155 $105 $85	$905 $635 $425 $345

Cash Capital Expenditures	2003 ($Millions)	2004 Estimate ($Millions)
Fleet & Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits	$93 76 36 $205 (52 $153)	$90 125 55 $270 (115) $155

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:
First Quarter 2004 (Millions)
Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $36 Between $19 - $36 Between $0 - $19 Net Loss	65.9 65.9 65.9 65.9	75.5 71.4 66.4 65.9	$3.6 $1.4 -- --
Full Year 2004 (Millions)
Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $143 Between $76 - $143 Between $0 - $76 Net Loss	66.1 66.1 66.1 66.1	76.1 71.9 66.9 66.1	$14.2 $5.7 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

Proforma Expenses

The table below illustrates how operating expenses would have been reported for the fourth quarter and full year of 2003 had we deconsolidated ExpressJet financials for the entire period. We have included this information to assist in modeling Continental's 2004 financials. Please note, however, that since we owned a sufficient amount of shares to consolidate ExpressJet through November 12, 2003, we were required to consolidate the results of ExpressJet through November 12, 2003 and will not be allowed to restate prior periods in future financial statements.

Pro Forma Expenses ($Millions)	Quarter Ending Dec 31, 2003	Full Year 2003

Wages, salaries and related costs
Aircraft fuel
Regional capacity purchase, net
Aircraft rentals
Landing fees and other rentals
Maintenance, materials and repairs
Depreciation and amortization
Booking fees, credit card discount and sales
Passenger servicing
Commissions
Other

	$694 268 285 225 138 100 106 91 71 38 217	$2,752 1,096 1,106 896 532 398 427 377 286 148 875

Fleet News

Continental Airlines Fleet Plan
Includes Continental, Continental Micronesia and Continental Express
January 20, 2004
Firm Commitments Less Planned Retirements
	Total	Net Inductions and Exits		Total
Mainline	YE 2003	2004E	2005E	YE 2005E
777-200ER 767-400ER 767-200ER 757-300 757-200 737-900 737-800 MD-80 737-700 737-300 737-500	18 16 10 4 41 12 81 23 36 51 63	- - - 5 - - 11 (19) - (1) -	- - - - - - 7 (4) - (6) -	18 16 10 9 41 12 99 - 36 44 63
Total	355	(4)	(3)	348

Regional
ERJ-145XR ERJ-145 ERJ-135	54 140 30	21 - -	21 - -	96 140 30
Total	224	21	21	266

Total Count	579	17	18	614